Exhibit 21



                 SUBSIDIARIES OF THE REGISTRANT

Constellation Holdings, Inc.
Constellation Investments, Inc.
Constellation Energy Source, Inc. (formerly BNG, Inc.)
Safe Harbor Water Power Corporation
BGE Home Products & Services, Inc.
BGE Energy Projects & Services, Inc.
Potomac Capital Investment Corporation